UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.---)*

                        GENTLE DENTAL SERVICE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37245B102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             Rule 13d-1(b)
                             Rule 13d-1(c)
                       [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 12 Pages

CUSIP No.    37245B102              13G               Page  2   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS IV L.P. ("Bessemer")
             11-3298115
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             200,199 shs.

         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            27,034 shs.*
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              200,199 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             27,034 shs.*
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             227,233 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.5%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------
*See answer to Item 4.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 Pages

CUSIP No.    37245B102              13G               Page  3  of  12   Pages
             ---------                                     ---    ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEC VENTURES IV L.P. ("Bessec")
             11-3408591
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|

------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             200,199 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            27,034 shs.*
           EACH                   ---------- -----------------------------------
         REPORTING                    7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              200,199 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             27,034 shs.*
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             227,233 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.5%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------
*See answer to Item 4.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 3 of 12 Pages

CUSIP No.    37245B102              13G               Page   4   of  12   Pages
             ---------                                      ---     ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER IV & CO. LLC ("Deer")*
             11-3298116
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             400,398 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            27,034 shs.**
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              400,398 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             27,034 shs.**
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             427,432 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.7%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
*The shares reported on this page are the same as those reported on pages 2 and 3 as Deer is the General Partner of Bessemer and Bessec.

**See answer to Item 4.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 4 of 12 Pages

CUSIP No.    37245B102              13G               Page   5  of   12   Pages
             ---------                                      ---     ----


     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             NEILL H. BROWNSTEIN
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             3,097 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              3,097 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,097 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.03%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 5 of 12 Pages

CUSIP No.    37245B102              13G               Page   6  of   12   Pages
             ---------                                      ---     ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT H. BUESCHER
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             512 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              512 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------- ---------- -----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             512 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.01%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 6 of 12 Pages

CUSIP No.    37245B102              13G               Page   7  of   12   Pages
             ---------                                      ---     ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             WILLIAM T. BURGIN
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             2,558 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                      7     SOLE DISPOSITIVE POWER
          PERSON
           WITH                              2,558 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,558 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.03%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 7 of 12 Pages

CUSIP No.    37245B102              13G               Page   8  of   12   Pages
             ---------                                      ---     ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CHRISTOPHER F.O. GABRIELI
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             9,596 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
          EACH                    ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                               9,596 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,596 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 12 Pages

Item 1.

(a)   Name of Issuer:

                           Gentle Dental Service Corporation

(b)   Address of Issuer's Principal Executive Offices:

                           222 North Sepulveda Boulevard
                           Suite 740
                           El Segundo, California  90245



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
                          Office and Citizenship:
                          ----------------------

                  This statement is filed by Bessemer Venture Partners IV L.P. and Bessec Ventures IV L.P. (collectively, "Bessemer"), each a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managing members are Robert H. Buescher, William
T. Burgin, G. Felda Hardymon, Christopher Gabrieli and David J. Cowan, who are all United States citizens, and by Messrs. Brownstein, Buescher, Burgin and Gabrieli. Deer IV & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer IV & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, Calfornia 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's, Mr. Burgin's and Mr. Gabrieli's principal business address is the Westbury address. The other members' principal business address is the Wellesley Hills address.

(d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           37245B102



Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), check whether the person filing is a:

                  Not applicable.


                              Page 9 of 12 Pages

Item 4.  Ownership

                  Items 5 through 9 of Pages 2 through 6 of this Statement are incorporated herein by reference.

                  The shares beneficially held by Bessemer include holdings of the Issuer's common stock of certain consultants, directors and employees of Bessemer Securities Corporation, 630 Fifth Avenue, New York, New York 10111, who hold a total of 27,034 shares of the Issuer's common stock under the special situations investment plan of Bessemer Securities Corporation ("BSC"), which provides that Bessemer has the right to direct such persons as to how to vote such shares, give consents and the like and also grants a right of first refusal to BSC with respect to sales of such shares, which right may be assigned to Bessemer.



Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                               Page 10 of 12 Pages

Item 10.  Certification

                  Not applicable.



                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1999

                                  BESSEMER VENTURE PARTNERS IV L.P.

                                  By:      Deer IV & Co. LLC, General Partner


                                  By:      /s/ Robert H. Buescher
                                     ----------------------------------------
                                           Robert H. Buescher, Manager




                                  BESSEC VENTURES IV L.P.

                                  By:      Deer IV & Co. LLC, General Partner


                                  By:      /s/ Robert H. Buescher
                                     ----------------------------------------
                                           Robert H. Buescher, Manager




                                  DEER IV & Co. LLC

                                  By:      /s/ Robert H. Buescher
                                     ----------------------------------------
                                           Robert H. Buescher, Manager




                                  NEILL H. BROWNSTEIN

                                  By:                 *
                                     ----------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact


                               Page 11 of 12 Pages

                                  WILLIAM T. BURGIN

                                  By:                 *
                                     ----------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact




                                  CHRISTOPHER F. O. GABRIELI

                                  By:                 *
                                     ----------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact




                                           /s/ Robert H. Buescher
                                     ----------------------------------------
                                          Robert H. Buescher for himself and as
                                          Attorney-in-Fact for the above parties
                                          having an asterisk (*) above their
                                          signature line



                              Page 12 of 12 Pages